UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2009

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On December 31, 2009, Great China International Holdings, Inc., entered into a Subscription Agreement with Jiang Peng for the sale and purchase of 3,565,714 shares of common stock at a price of $0.35 per share, or a total of $1,247,999.90. Mr. Jiang is required to complete payment for the shares and close the transaction on or before February 28, 2010. At the time of the transaction Mr. Jiang was an officer, director and holder of more than 5% of our outstanding common stock. These relationships were fully disclosed to the board of directors at the time the transaction was approved. Further, the last sale price for the common stock on December 30, 2009, was $0.35, and the closing bid price was $0.35.

The securities were offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and/or the safe-harbor set forth in Regulation S adopted under that act. Mr. Jiang is an “accredited” investor within the meaning of Rule 501 adopted under the Securities Act of 1933. This report does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

The full terms of the sale and purchase are set forth in the Subscription Agreement included with this report as an exhibit.

Item 9.01	Financial Statements and Exhibits

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

SEC Ref. No.	Description of Document

10.1	Subscription Agreement dated December 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: January 4, 2010	By:	/s/ Jiang Peng
Jiang Peng, Chairman of the Board